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                                                                    EXHIBIT 4.12





                                     [DATE]







                                 (1) DIAGEO PLC




                                     - AND -




                                   (2) [NAME]







                                SERVICE AGREEMENT



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AN AGREEMENT made as of [DATE]


BETWEEN:-

(1) DIAGEO PLC (23307) whose registered office is at 8 Henrietta Place, London W1M 9AG and

(2)  [NAME]


IT IS AGREED as follows:-


1.   INTERPRETATION

1.1 In this Agreement words and expressions listed in Schedule 1 shall have the meanings set out in that Schedule. The Schedules to this Agreement are an integral part of this Agreement and references to this Agreement shall include references thereto.


2.   APPOINTMENT

2.1 Diageo shall employ you as [ROLE] (or in such other reasonably comparable capacity of equivalent status as Diageo may reasonably require) on the terms set out in this Agreement.

2.2 Your principal place of work shall be at Diageo's London offices or such other location in the UK as Diageo may reasonably require from time to time and you shall undertake any travel necessary for the proper performance of your duties.

2.3 For the purposes of the Act your previous employment with relevant companies counts as part of your continuous employment by Diageo and your continuous employment accordingly began on [DATE].


3.   SALARY

3.1 You shall receive a basic annual salary of [SALARY] which shall be payable by equal monthly instalments in arrears on the 27th day of each calendar month or such salary as may be agreed with you and confirmed to you in writing by, or on behalf of, Diageo in its sole discretion from time to time. Salaries are normally reviewed annually on 1 October.

3.2 You shall not be entitled to any fees in respect of any directorship of any Group Company and to give effect to this clause you shall forthwith pay to Diageo or procure that Diageo is paid all such fees received.



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4.   INCENTIVE PLANS

4.1 In addition to your basic annual salary, you will be eligible to participate in the following incentive schemes as exist from time to time (or their substantially similar replacements), subject always to their respective rules:

     4.1.1 The Diageo Economic Profit Incentive Plan;

     4.1.2 The Diageo Senior Executive Share Option Plan;

     4.1.3 The Diageo Long Term Incentive Plan;

     4.1.4 The Diageo Profit Share scheme


5.   OTHER BENEFITS

5.1  During your employment:-

     5.1.1. You will participate in the Diageo Flexible Benefits Programme. This comprises a Flexible Allowance which will be reviewed annually. Your current flexible benefits allowance is [SUM]. With this allowance you may receive a combination of any of the following benefits:-

            o    holidays

            o    company car(s)

            o    private fuel

            o    financial counselling

            o    private medical insurance

            The Flexible Benefits Programme allows you to influence the mix and level of benefits you receive from Diageo, within specified limits. Whilst Diageo will, of course, take any preference you have into account, the ultimate decision as to the package you receive and as to the availability of any cash supplement is entirely at Diageo's discretion. Diageo will offer you a total package which you may choose to accept. The offer may be revised from time to time, but shall not be reviewed more frequently than once a year.



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     5.1.2  In accordance with Diageo's policy on medical examination, you will be entitled to a regular medical examination and test by a medical practitioner nominated by Diageo. The company can also require you at any time to submit to medical examinations from time to time with such frequency as is reasonable. In respect of such medical examination the result may, subject to the provisions of the Access to Medical Reports Act 1988 (as applicable), be disclosed to Diageo.

     5.1.3 Diageo shall provide cover under a personal accident insurance scheme at such level as the company shall in its absolute discretion decide.

     5.1.4 Diageo shall pay premiums to a long term disability scheme of an amount to provide cover at such level as the company shall in its absolute discretion decide.

     5.1.5 Diageo will provide you with a taxable product allowance not exceeding [SUM] per annum. If you are employed for part of a full calendar year you will receive a pro rated allowance.

     5.1.6 Diageo shall pay on your behalf, the annual subscription fees for one professional body relevant to your employment.

5.2 Any benefits available under clauses 5.1.1, 5.1.3 and 5.1.4 above are subject to the rules of the relevant scheme from time to time in force.


6.   PENSION AND RETIREMENT

6.1 You will be eligible for membership of the Senior Executive Pension Plan under the Diageo Pension Scheme. Your membership will be subject to the rules of the Pension Scheme as amended from time to time.

6.2 To the extent that your benefits under the Pension Scheme are restricted by the operation of the "earnings cap", the balance will be provided by Diageo.

6.3 The Pension Scheme is contracted out of the State Earnings Related Pension and a contracting out Certificate is in force.

6.4 Your employment shall terminate on your Normal Retirement Date unless otherwise agreed.


7.   DUTIES

     7.1.1 You shall perform the duties and exercise the powers consistent with your role and the status which from time to time may reasonably be assigned to or vested in you by Diageo and shall devote the whole of your time, ability and attention to your duties under this Agreement during normal office hours and such other



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            times as may reasonably be required for the proper performance of your duties and shall carry out such duties in a competent manner.

     7.1.2. You shall at all times use all reasonable endeavours to promote the interests of Diageo and all Group Companies and shall not knowingly or willingly do or permit to be done anything to the prejudice, loss or injury of Diageo or any Group Company.

     7.1.3. You shall not be entitled to any additional remuneration for work performed outside normal office hours.

7.2 Diageo shall be entitled at any time to require you, if reasonably necessary, to perform services consistent with your role and status not only for Diageo but also for any Group Company including, if so required, acting as a director of any Group Company.

7.3 You shall whenever reasonably requested keep Diageo promptly and fully informed, in writing if so requested, of your conduct of the business or affairs of Diageo and any Group Company and provide such explanations of your conduct as may reasonably be required.

7.4 Notwithstanding the provisions of clause 7.1 Diageo may at any time following the giving of notice by you to terminate this Agreement, and for such period as it may specify not exceeding the length of notice given, cease to provide work for you. In that event, during such period, the other provisions of this Agreement including those relating to your remuneration and benefits shall continue to have full force and effect and you will continue to be required to hold yourself available to assist with answering any questions or dealing with any other matters relating to your work, but you shall not be entitled to access to any premises of Diageo or any Group Company otherwise than directly connected with your duties as a director of a Group Company.

7.5 Subject to clause 8, during the Term you shall not without the prior written consent of Diageo engage in any activities, public office or other occupation outside your employment which may in the reasonable opinion of Diageo detract from the proper and timely performance of your duties under this Agreement.


8.   CONFLICTS OF INTEREST AND DEALINGS IN SECURITIES

8.1 During your employment you shall not whether alone or jointly with or on behalf of any other person, firm or company and whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise (except as a representative or nominee of Diageo or any Group Company or otherwise with the prior consent in writing of Diageo) be engaged, concerned or interested in any other business which:-

     8.1.1 is wholly or partly in competition with any business carried on by Diageo or any Group Company; or

     8.1.2 as regards any goods or services is a supplier to or customer of Diageo or any Group Company.



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     This clause shall not prevent you from holding (directly or through nominees) by way of bona fide personal investment any units of any authorised unit trust and up to three per cent. of the issued shares, debentures or other securities of any class of any company whose shares are listed on a recognised investment exchange within the meaning of the Financial Services Act 1986 or dealt in the Alternative Investment Market.

8.2 You acknowledge that you shall not enter into any transaction which contravenes the insider dealing provisions contained in Part V of the Criminal Justice Act 1993.

8.3 You undertake at all times to comply both with the provisions and with the spirit of the Model Code from time to time of The London Stock Exchange and any share dealing rules adopted from time to time by Diageo. Under Rule 6 of the Model Code, the person to whom notice should be given and from whom acknowledgement must be received before you may deal in securities shall be Diageo's Chairman from time to time or such other person as shall be notified to you. You also acknowledge that under the provisions of the Model Code you must seek to ensure compliance with the Model Code by persons connected with you (within the meaning of section 346 of the Companies Act 1985) including, without limitation, your spouse and dependent children, and by investment managers acting on your behalf or on behalf of connected persons. You undertake to seek to procure that dealings by or on behalf of such persons are in compliance with the Model Code.


9.   HOLIDAY PAY

9.1 For the calendar year in which your employment commences you shall be entitled to your annual holiday entitlement calculated on a pro rata basis. During any notice period under clause 12.1 you may be required to use up any accrued untaken holiday. Without prejudice to the above, on the termination of your employment you shall either be entitled to salary in lieu of any outstanding pro rata holiday entitlement or be required to repay to Diageo any salary received in respect of holiday taken in excess of your pro rata holiday entitlement, such salary to be calculated on the basis of 1/261 the basic annual salary payable to you under clause 3.1 for each day of outstanding or excess holiday entitlement as appropriate.


9.2 If this Agreement is terminated under clause 12.5, you will not be entitled to any payment in lieu of holiday not taken at the Termination Date.


10.  ILLNESS OR ACCIDENT

10.1 If you are absent from your duties as a result of sickness or injury:-

     10.1.1 for a period of six days or less you will on your return to work on request, complete and produce a self certificate; or



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     10.1.2 for a period of 7 days or more you will, on request, produce medical certificates

     to Diageo in respect of this absence.

10.2 Diageo will pay or procure payment of 100% of basic annual salary during the first twelve months of certificated absence and 75% thereafter until the Termination Date, subject to confirmation by an independent medical adviser that you are unfit to carry out your duties. Diageo will determine how this benefit level is provided.

10.3 Diageo shall pay you all sums payable by way of statutory sick pay in accordance with the legislation in force at the time of absence and any remuneration paid shall be deemed to be inclusive of statutory sick pay.


11.  EXPENSES

     You shall be entitled to be reimbursed all reasonable out-of-pocket expenses (including hotel, travelling and entertainment expenses) incurred by you in the proper performance of your duties, subject to the production of such receipts or other evidence as Diageo may reasonably require.


12.  TERMINATION

12.1 Your employment under the terms of this Agreement commenced on the Effective Date and shall continue (subject to the provisions of this Agreement) until terminated by either party giving to the other notice under the provisions of this clause 12.

12.2 You may terminate this agreement at any time by giving Diageo six months notice in writing. Following receipt of notice under this clause 12.2, Diageo may:

     12.2.1 require you to work out your period of notice, subject to clause
            7.4;

     or

     12.2.2 agree with you that your employment shall cease before the end of the period of notice.

12.3 Diageo may terminate this agreement at any time by giving you twelve months' previous notice in writing (or such shorter period as will take you to your Normal Retirement Date for pension purposes). Unless otherwise agreed, not later than fourteen days after the service of such notice Diageo shall pay you (subject in each case to tax and National Insurance) compensation equal to twelve months' pay at your basic annual salary plus the value for twelve months of Full Benefits as defined in clause 12.4 provided that the total sum paid under this clause 12.3 shall not exceed an amount equal to the total of your basic annual salary and the value of Full Benefits for the period from the date notice of termination is given until your Normal Retirement Date.



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     Diageo may at its option pay all or part of the sum payable under this clause 12.3 into the Pension Scheme in order to augment your benefits under the Scheme, subject always to Inland Revenue Limits and the approval of the Trustees of the Pension Scheme. The extent of the augmentation purchased by the sum paid shall be determined by the actuaries to the Pension Scheme.

     From the date of payment under this clause this agreement shall come to an end, except for those provisions which are expressed to continue, you will cease to be obliged to work out your period of notice and, subject to the provisions of Schedule 2, you will be free to take up other employment.

12.4 In clause 12.3, "Full Benefits" shall mean benefits under the Economic Profit Incentive Plan, the Long Term Incentive Plan and the Senior Executive Stock Option Plan, annual accrual of pension benefit, life insurance, benefits under the Flexible Benefits Programme and all other benefits of employment whatsoever. For certainty and ease of calculation, the parties irrevocably agree that the amount payable under clause 12.3 in respect of the value of Full Benefits for twelve months shall be an amount equal to your basic annual salary at the date notice of termination is given.

12.5 Notwithstanding the provisions of clauses 12.1 to 12.3 Diageo shall be entitled, by notifying you in writing, to terminate this Agreement and your employment forthwith without any payment by way of compensation, damages or otherwise if you shall:-

     12.5.1 commit any act of gross misconduct;

     12.5.2 commit any material breach of any of the terms or conditions of this Agreement including any wilful neglect or unreasonable refusal to carry out any of your duties provided that, if such breach is capable of remedy, you shall have failed to remedy it within such reasonable period as is specified in a written notice from Diageo pointing out the breach and requiring it to be remedied;

     12.5.3 have a bankruptcy order made against you or shall compound with or enter into any voluntary arrangements with your creditors; or

     12.5.4 be disqualified from holding office in Diageo or any other company under the Insolvency Act 1986 or the Directors Disqualification Act 1986 or be disqualified or disbarred from membership of, or after due process be found to have committed any serious disciplinary offence by, any professional or other public body of standing, which on reasonable grounds undermines the confidence of the Board in your continued employment with Diageo.

12.6 You shall resign from the board of any Group Company of which you are director:-

     12.6.1 if at any time during the Term you are prevented from performing your duties whether through long-term sickness (for a continuous period of twelve months) or because Diageo has exercised its



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            rights under clause 7.4 or otherwise howsoever and Diageo requires you to resign; and in any event

      12.6.2 on the Termination Date,

12.7  The proper exercise by Diageo of its right of termination under clause
      12.5 shall be without prejudice to any other rights or remedies which Diageo or any Group Company may have or be entitled to exercise against you.

12.8 If your employment under this Agreement shall be terminated for the purpose of reorganisation reconstruction or amalgamation for whatever reason and you shall be offered employment with any concern or undertaking resulting from this reconstruction or amalgamation on terms and conditions no less favourable than the terms of this Agreement then you shall have no claim against Diageo in respect of the termination of your employment hereunder.

12.9 You shall not at any time during any period when you are required to cease the performance of your duties under clause 7.4 or after the Termination Date make any public statement in relation to Diageo or any Group Company or any of their officers or employees. You shall not without Diageo's consent after the Termination Date represent yourself as being employed by or connected with Diageo or any Group Company.

12.10 All credit, charge and expense cards and all books, papers, drawings, designs, documents, records and computer software kept or made by or in your possession or control relating to the businesses of Diageo and any Group Company and all other property of Diageo or such Group Company including the car(s) are and remain the property of Diageo or such Group Company and you shall deliver all such items in your possession custody or control at the Termination Date immediately to Diageo with the exception that this clause does not apply to Board Minutes and agendas of any Group Company relating to a period during which you were a director of such Group Company which shall nevertheless remain confidential.


13.  CONFIDENTIALITY

13.1 You acknowledge that during your employment you will in the performance of your duties become aware of trade secrets and other confidential information relating to Diageo, the Group Companies, their businesses and its or their current or prospective customers, suppliers, agents, distributors or franchisees.

13.2 Without prejudice to your general duties at common law in relation to such trade secrets and other confidential information, you shall not during the Term or at any time after the Termination Date disclose or communicate to any person or persons or make use (other than in the proper performance of your duties under this Agreement or for the purposes of obtaining legal, accountancy or pension advice or unless ordered to do so by the Inland Revenue or any regulatory authority or a court of competent jurisdiction) and shall use all reasonable endeavours to prevent any disclosure, communication or use by any other person, of any such trade secrets or confidential information.



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13.3 The provisions of this clause shall cease to apply to information or knowledge which comes into the public domain otherwise than by reason of your default.


14.  PROTECTION OF BUSINESS INTERESTS

     You shall be bound by the provisions of Schedule 2.


15.  INTELLECTUAL PROPERTY RIGHTS

15.1 To the extent permitted by law, all rights in patents, copyright, registered design right, design right, trade marks, confidential information and know how which arise in relation to Diageo's business during the Term shall belong to Diageo absolutely.

15.2 You shall, at the request and expense of Diageo, execute such documents and do such things as may be required to vest such rights in Diageo or to provide evidence of such vesting as the case may be. Furthermore you irrevocably authorise Diageo as your attorney for the purposes of this clause to make use of your name and to sign and to execute any documents or do anything on your behalf.


16.  DISCIPLINARY AND GRIEVANCE PROCEDURE

16.1 Any disciplinary matters affecting you will be dealt with by the Chief Executive of Diageo. There are no specific disciplinary rules affecting you. Should you wish to appeal against any disciplinary decision you should submit your appeal in writing to the Chairman of the Remuneration Committee of the Board whose decision on such appeal shall be final.

16.2 If you wish to seek redress for any grievance relating to your employment you should submit your grievance in writing to the Chairman of the Remuneration Committee of the Board whose decision on such grievance shall be final.

16.3 In order to investigate a complaint against you, Diageo reserves the right to suspend you on your full current annual salary and benefits and to exclude you from any premises of Diageo and any Group Company for so long as it is reasonably necessary to carry out a proper investigation and to hold any appropriate disciplinary hearings.



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17.  NOTICES

     Any notice to be given under this Agreement shall be in writing. Notices may be served by either party by personal service or by recorded delivery or by first class post addressed to the other party (in the case of Diageo, to the Company Secretary) or by leaving such notice at (in the case of Diageo) its registered office for the time being and (in your case) your last known address. Any notice given shall be deemed to have been served at the time at which the notice was personally served or, if sent by recorded delivery, at the time of delivery as recorded or, if sent by first class post, on the second working day after posting or, in the case of being left as appropriate at the registered office or last known address, the date on which it was so left.


18.  DEDUCTIONS

     For the purposes of the Act and otherwise you consent to the deduction from your wages of any sums owing by you to Diageo at any time and you also agree to make any payment to Diageo of any sums owing by you to Diageo upon demand by Diageo at any time. This clause is without prejudice to the rights of Diageo to recover any sums or balance of sums owing by you to Diageo by legal proceedings.


19.  GENERAL

19.1 The information in this Agreement constitutes a written statement of your terms of employment in accordance with the provisions of the Act.

19.2 This Agreement (including its Schedules) constitute the entire and only legally binding agreement between the parties relating to your employment by Diageo or any Group Company and replaces any previous employment agreements or arrangements. No variation to this Agreement shall be effective unless made in writing signed by or on behalf of Diageo and expressed to be such a variation.

19.3 No failure or delay by Diageo or you in exercising any remedy, right, power or privilege under or in relation to this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy, right, power or privilege preclude any further exercise of the same or exercise of any other remedy, right, power or privilege.

19.4 No waiver by Diageo of any of the requirements of this Agreement or of any of its rights under this Agreement shall have effect unless given in writing and signed by or on behalf of Diageo. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of that breach.

19.5 If any provision of this Agreement shall be, or become, void or unenforceable for any reason within any jurisdiction, this shall affect neither the validity of that provision within any other jurisdiction nor any of the remaining provisions of this Agreement.



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19.6 This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of England and the English Courts and Tribunals shall have exclusive jurisdiction.


AS WITNESS the hands of the parties hereto or their duly authorised representatives.


SIGNED by                                   )
a Director or Secretary duly                )
authorised for and on behalf of             )
Diageo plc                                  ) ..................................



Executed as a DEED and DELIVERED
by .........................                )
in the presence of:-                        ) ..................................


.............................................

Witness name  .........................................

Address  ..............................................

         ..............................................

Occupation ............................................



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                                   SCHEDULE 1


"the Act"                     Employment Rights Act 1996;


"Effective Date"              [DATE];


"Group Company"               any company which from time to time is:-

                              (a) a subsidiary of Diageo;

                              (b) a holding company of Diageo; or

                              (c) a subsidiary of any such holding company; or

                              (d) any company in which Diageo or any company as described in (a) (b) or (c) above holds directly or indirectly 30% or more of the ordinary share capital or any company which holds 30% or more of the ordinary share capital of Diageo or any company as described in (a) (b) or (c) above;

                              "subsidiary" and "holding company" have the meanings attributed to them by section 736 of the Companies Act 1985.


"Normal Retirement Date"      The date of your 62nd birthday


"Pension Scheme"              Diageo Pension Fund


"Term" The period between the Effective Date and the day on which your employment under this Agreement ceases for any reason.


"Termination Date"            The date on which your employment under this
                              Agreement terminates for whatever reason.


Words and phrases which are not defined in this Agreement but which are defined in the Act, the Companies Act 1985 or the Insolvency Act 1986 shall be construed as having those meanings.



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                                   SCHEDULE 2


PROTECTION OF BUSINESS INTERESTS

In this Schedule the following words and expressions shall have the following meanings:-


"Business"                            the business or businesses of Diageo or
                                      any Group Company in or with which you
                                      have been materially involved or
                                      concerned at any time during the period
                                      of twelve months prior to the Termination
                                      Date;


"Directly or indirectly"              acting either alone or jointly with or on
                                      behalf of any other person, firm or
                                      company, whether as principal, partner,
                                      manager, employee, contractor, director, consultant, investor or otherwise;


"Key Personnel"                       any person who is at the Termination Date
                                      or was at any time during the twelve
                                      months prior to the Termination Date
                                      employed or engaged in a Level 2 or
                                      higher grade and with whom you have had
                                      material dealings during the course of
                                      your employment under this Agreement;


"Prospective Customer, Client"        any person firm or company who has been
                                      engaged in negotiations, with which you
                                      have been materially and personally
                                      involved, with Diageo or any Group
                                      Company with a view to purchasing
                                      Relevant Goods and Services from Diageo
                                      or any Group Company in the twelve months prior to the Termination Date;


"Relevant Area"                       any country in which you have been
                                      engaged in the Business;


"Relevant Customer, Client"           any person firm or company who at any
                                      time during the twelve months prior to
                                      the Termination Date was a customer,
                                      client of Diageo or any Group Company,
                                      with whom or which you directly,
                                      regularly dealt in a material way or for whom or which you were responsible on behalf of Diageo or any Group Company at any time during the said period (or the Term if shorter);



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"Relevant Goods and Services"         any goods and services competitive with
                                      those supplied by Diageo or any Group
                                      Company at any time during the twelve
                                      months prior to the Termination Date in
                                      the manufacture or supply of which you
                                      were directly and materially involved or concerned at any time during the said period;


"Relevant Period"                     the period of twelve months from the
                                      Termination Date less any period during
                                      which you have not been provided with
                                      work pursuant to clause 7.4 of this
                                      Agreement;


"Relevant Supplier"                   any person firm or company who at any
                                      time during the twelve months prior to
                                      the Termination Date was a supplier of
                                      any goods or services (other than
                                      utilities and goods or services supplied for administrative purposes) to Diageo or any Group Company and with whom or which you had personal dealings during the course of your employment under this Agreement in a material way; and


1. You shall not without the prior written consent of Diageo directly or indirectly at any time during the Relevant Period:-

     (a)  solicit away from Diageo or any Group Company; or

     (b) endeavour to solicit away from Diageo or any Group Company, any Key Personnel.


2. You shall not without the prior written consent of Diageo directly or indirectly at any time within the Relevant Period:-

     2.1 solicit the custom of any Relevant Customer, Client or Prospective Customer, Client in respect of any Relevant Goods or Services.

     2.2  (a) interfere; or

          (b)  endeavour to interfere,

     with the continuance of supplies to Diageo and/or any Group Company (or the terms relating to those supplies) by any Relevant Supplier, save that the procuring of services from such Relevant Supplier shall not, of itself, constitute interference.



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3.   You shall not without the prior written consent of Diageo (such consent not to be unreasonably withheld) directly or indirectly at any time within the Relevant Period engage or be concerned or interested in any business within the Relevant Area which in either case (a) competes or (b) will at any time during the Relevant Period compete with the Business to an extent which is reasonably considered by Diageo to be commercially significant. This clause shall not prevent you from holding (directly or through nominees) by way of bona fide personal investment any units of any authorised unit trust and up to three per cent. of the issued shares, debentures or securities of any class of any company whose shares are listed on a recognised investment exchange within the meaning of the Financial Services Act 1986 or dealt in the Alternative Investment Market.


4. You acknowledge and agree that you shall be obliged to draw the provisions of this Schedule to the attention of any third party who may at any time before, or within the Relevant Period after, the termination of your employment hereunder offer to engage you in any capacity and for whom or with whom you intend to work.



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